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                     September 29, 2020

       Glen Leibowitz
       Chief Financial Officer
       Acreage Holdings, Inc.
       366 Madison Avenue, 11th Floor
       New York, NY 10017

                                                        Re: Acreage Holdings,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed May 29, 2020
                                                            File No. 000-56021

       Dear Mr. Leibowitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services